                                                                                                    Exhibit 12(a)

                        Aon CORPORATION AND CONSOLIDATED SUBSIDIARIES
                          COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                    Six Months
                                                  Ended June 30,                 Years Ended December 31,
                                               --------  --------  --------  --------  --------  --------  --------
 (millions except ratios)                        1998      1997      1997      1996      1995      1994      1993
                                               --------  --------  --------  --------  --------  --------  --------

Income from continuing operations
   before provision for income taxes (1)       $  477.4  $  167.1  $  541.6  $  445.6  $  458.0  $  397.0  $  331.6

ADD BACK FIXED CHARGES:

   Interest on indebtedness                        41.3      30.6      69.5      44.7      55.5      46.4      42.3

   Interest on ESOP                                 1.4       1.9       3.5       4.3       5.3       5.9       6.5

   Portion of rents representative of
     interest factor                               22.2      29.4      44.3      28.6      21.4      28.7      26.1

                                               --------  --------  --------  --------  --------  --------  --------
        INCOME AS ADJUSTED                     $  542.3  $  229.0  $  658.9  $  523.2  $  540.2  $  478.0  $  406.5
                                               ========  ========  ========  ========  ========  ========  ========


FIXED CHARGES:

   Interest on indebtedness                    $   41.3  $   30.6  $   69.5  $   44.7  $   55.5  $   46.4  $   42.3

   Interest on ESOP                                 1.4       1.9       3.5       4.3       5.3       5.9       6.5

   Portion of rents representative of
      interest factor                              22.2      29.4      44.3      28.6      21.4      28.7      26.1

                                               --------  --------  --------  --------  --------  --------  --------
        TOTAL FIXED CHARGES                    $   64.9  $   61.9  $  117.3  $   77.6  $   82.2  $   81.0  $   74.9
                                               ========  ========  ========  ========  ========  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES                  8.4       3.7       5.6       6.7       6.6       5.9       5.4
                                               ========  ========  ========  ========  ========  ========  ========

RATIO OF EARNINGS TO FIXED CHARGES (2)                        6.5       7.1       7.9
                                                         ========  ========  ========


(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $172 million for the six months ended June 30, 1997 and the year ended December 31, 1997, and $90.5 million in the year ended December 31, 1996.

(2) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for six months ended June 30, 1997 and for the years ended December 31, 1997 and 1996, respectively.

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